Exhibit 4.5(b)

INSTRUMENT AMENDING THE

EQUISTAR CHEMICALS, LP

SAVINGS AND INVESTMENT PLAN

FOR HOURLY REPRESENTED EMPLOYEES

Equistar Chemicals, LP hereby amends the Equistar Chemicals, LP Savings and Investment Plan for Hourly Represented Employees, effective November 30, 2004, as follows:

Section 2.1, “Membership,” is amended in its entirety to read as follows:

2.1	Membership

Except as otherwise provided herein, an Employee who is covered by a collective bargaining agreement between the Company and any union which provides for membership in this Plan and who is paid on a United States dollar payroll of the Company shall become eligible to be a Member on the date he performs an Hour of Service following commencement of employment with the Company. A Transferee Employee shall become eligible to be a Member on the date of transfer. Notwithstanding anything to the contrary in this Plan, the following individuals shall not be eligible to participate in this Plan:

(a)	Casual Employees and Project Employees, as defined in the Equistar Chemicals, LP Employment Classification system;

(b)	Leased Employees;

(c)	Students employed under an internship or cooperative program with an institution of higher education;

(d)	A person working for the Company under an agreement between the Company and a non-affiliated person who pays that person’s wages or salary or a person employed by the Company under a written agreement that specifically excludes the person from benefits coverage;

(e)	Any person who (i) is not on the Company’s salaried or hourly employee payroll, (ii) has agreed in writing to be treated as other than an employee, or (iii) whose compensation is reported to the Internal Revenue Service on a form other than Form W-2; and

(f)	Employees who (i) were employed by Millennium Chemicals Inc. or any of its affiliates or subsidiaries (“Millennium”) immediately prior to the merger of Millennium and Lyondell Chemical Company (“Merger”); and (ii) continued to be employed by Millennium immediately following the Merger.

A Member shall continue Membership in this Plan until the date set forth in Section 2.3(a). A former Member shall be eligible to recommence participation in this Plan on the first day on which he completes an Hour of Service following his return to employment with the Company.

IN WITNESS WHEREOF, the undersigned, being duly authorized on behalf of the Company, has executed this Instrument on this 2nd day of November, 2004.

ATTEST:		EQUISTAR CHEMICALS, LP

BY:	/s/ JoAnn L. Beck	BY:	/s/ John A. Hollinshead
	Asst. Secretary		John A. Hollinshead Vice President, Human Resources